Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-9800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FINANCIAL DYNAMICS:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4883	Media: Evan Goetz, Melissa Merrill
(212) 850-5600

For Immediate Release

FTI CONSULTING, INC. REPORTS RECORD FOURTH QUARTER AND

YEAR END REVENUES

• Q4 Revenues of $217 Million and EPS of $0.42

• 2006 Full-Year Revenues of $708 million; EPS of $1.04; or $1.36 Excluding Special Charge

BALTIMORE, MD, February 15, 2007 — FTI Consulting, Inc. (NYSE: FCN), the leading global consulting firm that organizations rely on when confronting the critical legal, financial and reputational issues that shape their futures, today reported its financial results for the fourth quarter and full year ended December 31, 2006 and provided guidance for fiscal year 2007.

Fourth Quarter Results

Revenues for the fourth quarter of 2006 were a record $216.8 million, an increase of 30.8 percent over revenues of $165.8 million in the prior year period. Earnings per diluted share in the fourth quarter of 2006 were $0.42, versus $0.46 per diluted share in the prior year period. Results for the fourth quarter of 2006 include approximately $2.9 million of pre-tax FASB 123(R) share-based compensation expense ($0.05 per diluted share), for which there was not a comparable charge in 2005. The Company’s results for the fourth quarter of 2005 include a $22.5 million success fee.

Excluding the effect of FASB 123(R) compensation expense, earnings from operations before interest, taxes, depreciation and amortization (Adjusted EBITDA) rose 29.7 percent to $54.2 million from $41.8 million in the prior year period.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “The fourth quarter capped an outstanding year for FTI Consulting. All of our operating segments performed at or above our expectations, leading to overall revenue growth of over 30% and Adjusted EBITDA growth of over 22%. Our Technology practice, with $117 million in revenues, easily exceeded our goals, as client demand and increased product recognition drove results. We also saw excellent performance within our Forensic/Litigation and Economic Consulting practices, driven by a continued high level of litigation and

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investigations and our prominent position in the market. We are also pleased with the performance of our Corporate Finance/Restructuring practice, which continued to adapt to the difficult market conditions it faces and generated a significant improvement in profitability on a sequential basis from 2006 third quarter levels.”

Mr. Dunn continued, “The fourth quarter also marked the initial contribution from our Strategic and Financial Communications segment, which was created with our acquisition of FD. FD had an exceptional performance in the period due to robust levels of capital markets and M&A activity. During the quarter we began to integrate FD into the FTI organization here in the U.S., with a high level of cross client introductions, and have also begun to leverage FD’s international network to expand FTI’s presence and visibility outside of the U.S.”

Mr. Dunn concluded, “2006 was a transformative year for FTI Consulting in which we executed on all of our major objectives. We further diversified our business to ensure not only growth across economic cycles, but also to broaden our platform to a truly global entity and to provide our clients with the most robust, multi-disciplinary solutions available for their critical business needs. At the same time, we adapted to the changing conditions in the marketplace, taking the necessary steps to reduce our cost structure and streamline our operations. Finally, we continued our success in hiring and more importantly retaining the top talent in our industry. With the re-signing in January, 2007 of 23 Senior Managing Directors in the FLC and Technology practices to long term contracts and the previously announced re-signing of our top producers in Corporate Finance/Restructuring, we have been able to secure long term commitments from virtually all our senior leadership. With these accomplishments, we concluded the year with a business platform that operates in 20 countries and is poised for expanded growth in 2007 and beyond.”

Cash flow provided by operations in the fourth quarter of 2006 was a record $96.4 million, an increase of 107.8 percent over cash flow of $46.4 million in the prior year period. We ended the quarter with no outstanding borrowings under our line of credit, and cash and cash equivalents as of December 31, 2006 were $91.9 million. Accounts receivable days-sales-outstanding at the end of the 2006 fourth quarter were significantly below levels seen at the end of the 2006 third quarter. At December 31, 2006, total long-term debt was $565.0 million.

On February 14, 2007, the Board of Directors authorized a new stock repurchase program for up to $50.0 million of the Company’s common stock. This stock repurchase program will expire on December 31, 2007. The Company did not repurchase any shares of common stock during the fourth quarter. For the full year 2006, FTI repurchased 600,000 shares for a total cost of $16.5 million.

Total headcount at December 31, 2006 was 2,079, of which 1,596 represented revenue-generating headcount. As a result of the growth of the technology segment and the acquisition of Financial Dynamics, the Company believes utilization of revenue-generating personnel and average rate per hour metrics are much less meaningful for the Company taken as a whole, but are presented in the accompanying tables for those business segments for which the metrics continue to be relevant.

Fourth Quarter Business Segment Results

Forensic and Litigation Consulting

Forensic and Litigation Consulting demonstrated continued strong performance in the 2006 fourth quarter, with revenues rising 20.5 percent to $51.2 million from $42.5 million in the prior year period. This segment’s results benefited from strong performance from both its international investigations practice and from Brower, Kriz & Stynchcomb, a construction consulting firm acquired earlier in the period. Segment EBITDA increased 35.7 percent to $15.6 million, or 30.5 percent of revenues, compared to $11.5 million, or 27.1 percent of revenues, in the prior year period.

Technology Consulting

Technology continued its strong performance in the 2006 fourth quarter, generating revenues of $31.2 million, an increase of 50.7 percent from $20.7 million in the prior year period. Results in this segment were driven by a number of high-profile fraud and other investigations, as well as continued gains within the practice’s annuity-based hosting business. Segment EBITDA increased 54.9 percent to $12.7 million, or 40.7 percent of revenues, compared to $8.2 million, or 39.8 percent of revenues in the prior year period.

Corporate Finance/Restructuring

Corporate Finance/Restructuring revenues were $57.9 million, an increase of 9.0 percent compared with revenues of $53.1 million excluding the previously discussed significant success fee ($75.6 million including the fee) in the prior year period. Contributing to the segment’s quarterly results was solid performance within the transaction advisory services business, which won a number of new assignments for private equity clients seeking alternative sources for due diligence type services. Segment EBITDA was $15.1 million, or 26.1 percent of revenues, compared to $29.3 million, or 38.8 percent of revenues including the contribution of the significant success fee.

Economic Consulting

Economic Consulting had strong results, with revenues increasing 32.6 percent to $35.8 million from $27.0 million in the prior year period. There was solid performance within most areas of the business, including antitrust, finance, industrial organizations, energy and telecom. Segment EBITDA increased 150.0 percent to $11.0 million, or 30.7 percent of revenues, from $4.4 million, or 16.3 percent of sales, in the prior year period.

Strategic and Financial Communications

On October 3, 2006, the Company completed the acquisition of FD International (Holdings) Limited (“Financial Dynamics” or “FD”), a global strategic business and financial communications consulting firm. In its first quarter as a segment of the Company, FD generated revenues of $40.7 million, which included $5.7 million of pass through costs, and segment EBITDA of $14.2 million, or 34.9 percent of revenues. FD benefited from the combination of active capital markets and M&A in the U.S. and Europe, as well as a strong performance within its public affairs practice.

Full-Year Results

For the 2006 full-year period, revenues totaled $707.9 million compared to $539.5 million in the year ago period, an increase of 31.2 percent. Earnings per diluted share (before a one-time special charge of $0.32 in the 2006 third quarter as previously announced) were $1.36, compared to earnings per diluted share of $1.35 in 2005 which included a $22.5 million success fee. Results for the 2006 full-year period include incremental expenses of approximately $11.1 million of FASB 123(R) compensation expense ($0.20 per diluted share), for which there was not a comparable charge in 2005.

Excluding the effect of special charges in both periods and share-based compensation expense in 2006, Adjusted EBITDA rose 26.0 percent to $164.9 million from $130.9 million in the prior year period.

Forensic and Litigation Consulting revenues increased 22.9 percent to $193.3 million compared to $157.3 million in the prior year period. Segment Adjusted EBITDA excluding the effect of the special charge increased 21.8 percent to $55.3 million from $45.4 million in the prior year period.

Technology Consulting revenues increased 86.3 percent to $117.2 million from $62.9 million in the prior year period. Segment EBITDA increased 88.0 percent to $47.0 million from $25.0 million in the prior year period.

Corporate Finance/Restructuring revenues increased 12.8 percent to $212.6 million from $188.5 million in the prior year period excluding the significant success fee ($211.0 million in the prior year period including the success fee). Segment Adjusted EBITDA excluding the effect of the special charge and including the success fee in the prior year period was $51.5 million compared to $70.8 million in the prior year.

Economic Consulting revenues increased 32.9 percent to $144.1 million from $108.4 million in the prior year period. Segment Adjusted EBITDA excluding the effect of the special charge increased 51.9 percent to $36.9 million from $24.3 million in the prior year.

Strategic and Financial Communications contributed revenues of $40.7 million and segment EBITDA of $14.2 million for the period October 3, 2006, when the Company completed the acquisition of FD International (Holdings) Limited (“Financial Dynamics” or “FD”), through December 31, 2006.

Introduction of 2007 Guidance

Based on current market conditions, the Company is introducing the following guidance for the 2007 full-year period:

	Revenues (in millions)	EBITDA (in millions)	EBITDA Margin
Forensic and Litigation Consulting	$234-$239	$67-$70	28.6%-29.3%
Technology Consulting	$147-$152	$53-$56	36.1%-36.8%
Corporate Finance/Restructuring	$224-$229	$56-$58	25.0%-25.3%
Economic Consulting	$151-$156	$45-$47	29.8%-30.1%
Strategic and Financial Communications	$148-$153	$40-$42	27.0%-27.5%

Corporate Expenses		($57-$59)

Totals	$904-$929	$204-$214	22.6%-23.0%

EPS		$1.74-$1.84

Fourth Quarter Conference Call

FTI will hold a conference call to discuss fourth quarter financial results at 9:00 a.m. Eastern time on Thursday, February 15, 2007. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI is a leading global firm that organizations rely on for advice and solutions in the areas of forensic analysis, investigation, economic analysis, restructuring, due diligence, strategic communication, financial communication and technology when confronting the critical legal, financial and reputational issues that shape their futures.

FTI delivers solutions every day through its network of nearly 2,000 professionals in offices in every major business center in the world.

Note: Although EBITDA, Adjusted EBITDA and Adjusted Net Income are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in FTI’s industry. FTI uses EBITDA and Adjusted EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to Net Income is included in the accompanying tables to this press release. Information relating to stock option issuances and stock prices during 2006 cannot be predicted and are not quantifiable with certainty at this time. Such information is not available without an unreasonable effort or otherwise. EBITDA, Adjusted EBITDA and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA and Adjusted EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA and Adjusted EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA and Adjusted EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(in thousands, except per share data)

	Year Ended
	December 31, 2006	December 31, 2005
	(unaudited)
Revenues	$707,933	$539,545

Operating expenses
Direct cost of revenues	389,032	291,592
Selling, general and administrative expense	178,131	126,807
Loss from subleased facilities	441	920
Special charges	22,972	—
Amortization of other intangible assets	11,175	6,534

	601,751	425,853

Operating income	106,182	113,692
Other income (expense)
Interest income	2,575	1,875
Interest expense and other	(29,405)	(15,064)
Loss on early extinguishment of term loans	—	(1,687)
Litigation settlement gains (losses), net	(187)	(1,629)

Income before income tax provision	79,165	97,187
Income tax provision	37,141	40,819

Net income	$42,024	$56,368

Earnings per common share - basic	$1.06	$1.38

Weighted average common shares outstanding - basic	39,741	40,947

Earnings per common share - diluted	$1.04	$1.35

Weighted average common shares outstanding - diluted	40,526	41,787

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(in thousands, except per share data)

	Three Months Ended
	December 31, 2006	December 31, 2005
	(unaudited)
Revenues	$216,841	$165,825

Operating expenses
Direct cost of revenues	112,136	88,714
Selling, general and administrative expense	56,584	37,697
Loss from subleased facilities	441	—
Amortization of other intangible assets	2,865	2,225

	172,026	128,636

Operating income	44,815	37,189
Other income (expense)
Interest income	688	963
Interest expense and other	(11,413)	(5,960)
Litigation settlement gains (losses), net	(606)	(638)

Income before income tax provision	33,484	31,554
Income tax provision	16,128	13,253

Net income	$17,356	$18,301

Earnings per common share - basic	$0.43	$0.47

Weighted average common shares outstanding - basic	40,574	38,537

Earnings per common share - diluted	$0.42	$0.46

Weighted average common shares outstanding - diluted	41,392	39,959

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(in thousands)

	December 31,	December 31,
	2006	2005
Operating activities
Net income	$42,024	$56,368

Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and other amortization	13,197	11,360
Amortization of other intangible assets	11,175	6,534
Provision for doubtful accounts	8,573	5,482
Income tax benefit from stock option exercises	(2,118)	3,564
Loss on early extinguishment of term loans	—	1,687
Non-cash stock-based compensation expense	14,680	1,956
Loss from subleased facilities	441	920
Impairment of other intangible assets	933	—
Non-cash interest and other	2,478	2,620
Changes in operating assets and liabilities

Accounts receivable, billed and unbilled	(22,654)	(34,664)
Notes receivable	(33,351)	1,824
Prepaid expenses and other assets	(1,349)	(2,238)
Accounts payable, accrued expenses and other	25,915	7,911
Accrued special charges	14,288	—
Income taxes payable	5,683	8,509
Accrued compensation	(17,725)	30,467

Billings in excess of services provided	3,330	(2,921)

Net cash (used in) provided by operating activities	65,520	99,379

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(267,332)	(52,182)
Purchases of property and equipment	(30,359)	(17,827)
Proceeds from note receivable due from purchasers of former subsidiary	—	5,525
Change in other assets	306	(374)

Net cash used in investing activities	(297,385)	(64,858)

Financing activities
Issuance of debt securities	215,000	350,000
Borrowings under long-term credit facilities	400	50,000
Payments of long-term debt	(25,476)	(155,000)
Borrowings under revolving line of credit	40,000	33,500
Payments of revolving line of credit	(40,000)	(33,500)
Purchase and retirement of common stock	(23,376)	(148,050)
Issuance of common stock under equity compensation plans	10,218	9,551
Income tax benefit from stock option exercises	2,118	—
Payments of debt financing fees, capital lease obligations and other	(9,873)	(13,343)

Net cash (used in) provided by financing activities	169,011	93,158

Effect of exchange rate changes on cash	1,394	—

Net decrease in cash and cash equivalents	(61,460)	127,679
Cash and cash equivalents, beginning of period	153,383	25,704

Cash and cash equivalents, end of period	$91,923	$153,383

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	ADJUSTED EBITDA (1)	Margin	Utilization (2)	Average Rate (2)	Revenue Generating Headcount
	(in thousands)
Three Months Ended December 31, 2006
Forensic and Litigation Consulting	$51,229	$15,604	30.5%	76%	$325	388
Corporate Finance/Restructuring	57,888	15,102	26.1%	82%	398	322
Economic Consulting	35,834	10,996	30.7%	81%	389	206
Technology	31,182	12,695	40.7%	N/M	N/M	256
Strategic and Financial Communications	40,708	14,173	34.8%	N/M	N/M	424

	$216,841	68,570	31.6%	N/M	N/M	1,596

Corporate expenses		(17,252)

ADJUSTED EBITDA (1)		$51,318	23.7%

Year Ended December 31, 2006
Forensic and Litigation Consulting	$193,287	$55,306	28.6%	78%	$311	388
Corporate Finance/Restructuring	212,617	51,514	24.2%	77%	400	322
Economic Consulting	144,091	36,873	25.6%	80%	386	206
Technology	117,230	46,965	40.1%	N/M	N/M	256
Strategic and Financial Communications	40,708	14,173	34.8%	N/M	N/M	424

	$707,933	204,831	28.9%	N/M	N/M	1,596

Corporate expenses		(51,051)

ADJUSTED EBITDA (1)		$153,780	21.7%

Three Months Ended December 31, 2005
Forensic and Litigation Consulting	$42,523	$11,462	27.0%	79%	$280	330
Corporate Finance/Restructuring	75,586	29,302	38.8%	83%	392	336
Economic Consulting	27,043	4,374	16.2%	77%	357	184
Technology	20,673	8,219	39.8%	N/M	N/M	155
Strategic and Financial Communications	—	—				—

	$165,825	53,357	32.2%	N/M	N/M	1,005

Corporate expenses		(11,529)

ADJUSTED EBITDA (1)		$41,828	25.2%

Year Ended December 31, 2005
Forensic and Litigation Consulting	$157,263	$45,379	28.9%	76%	$280	330
Corporate Finance/Restructuring	211,027	70,809	33.6%	82%	$396	336
Economic Consulting	108,398	24,254	22.4%	82%	$368	184
Technology	62,857	25,001	39.8%	N/M	N/M	155
Strategic and Financial Communications	—	—				—

	$539,545	165,443	30.7%	N/M	N/M	1,005

Corporate expenses		(34,566)

ADJUSTED EBITDA (1)		$130,877	24.3%

(1)	We use earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted net income in evaluating the company's financial performance. EBITDA, adjusted EBITDA and adjusted net income are not measurements under accounting principles generally accepted in the United States ("GAAP"). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets and litigation settlements. We define Adjusted EBITDA as EBITDA before special charges and loss from subleased facilities. These measures may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of a company's financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	Substantially more than half of the technology segment revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

(in thousands, except per share amounts)

	December 31, 2006	December 31, 2005

Assets
Current assets
Cash and cash equivalents	$91,923	$153,383
Accounts receivable

Billed	135,220	87,947

Unbilled	56,228	56,871

Allowance for doubtful accounts and unbilled services	(20,351)	(17,330)

	171,097	127,488

Notes receivable	7,277	2,713

Prepaid expense and other current assets	16,259	8,147

Deferred income taxes	8,479	6,404

Total current assets	295,035	298,135

Property and equipment, net	51,326	29,302

Goodwill, net	885,711	576,612

Other intangible assets, net	77,711	21,454

Notes receivable, net of current portion	35,303	6,516

Other assets	46,156	27,445

Total assets	$1,391,242	$959,464

Liabilities and Stockholders’ Equity
Current liabilities

Accounts payable, accrued expenses and other	$85,000	$21,762

Accrued compensation	69,765	72,688

Current portion of long-term debt	6,917	—

Billings in excess of services provided	16,863	10,477

Total current liabilities	178,545	104,927

Long-term debt, less current portion	563,441	348,431

Deferred income taxes	57,782	33,568

Deferred rent and other liabilities	26,374	18,269

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 41,890 shares issued and outstanding in 2006 and 39,009 shares issued and outstanding in 2005	419	390

Additional paid-in capital	294,350	238,055

Unearned compensation	—	(11,089)

Retained earnings	268,937	226,913

Accumulated other comprehensive income	1,394	—

Total stockholders’ equity	565,100	454,269

Total liabilities and stockholders’ equity	$1,391,242	$959,464

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$17,356	$18,301	$42,024	$56,368

Earnings per common share-diluted	$0.42	$0.46	$1.04	$1.35

Add back: FASB 123 (revised) option-based compensation	$2,854	—	$11,109	—
Tax effect	924	—	3,003	—

Adjusted net income before FAS 123 (revised) option-based compensation and special charges	$19,286	$18,301	$50,130	$56,368

Adjusted earnings per common share-diluted before FAS 123 (revised) option-based compensation (1)	$0.47	$0.46	$1.24	$1.35

Add back: Special charges	—	—	$22,972	—
Tax effect	—	—	10,039	—

Adjusted net income before FAS 123 (revised) option-based compensation and special charges (1)	$19,286	$18,301	$63,063	$56,368

Adjusted earnings per common share-diluted before special charges (1)	$0.42	$0.46	$1.36	$1.35

Adjusted earnings per common share-diluted before FAS 123 (revised) option-based compensation and special charges (1)	$0.47	$0.46	$1.56	$1.35

Add back: Amortization of intangible assets	$2,865	$2,225	$11,175	$6,534
Tax effect	1,318	935	5,141	2,744

Adjusted net income before FAS 123 (revised) option-based compensation, special charges and amortization of intangible assets (1)	$20,833	$19,591	$69,097	$60,158

Adjusted earnings per common share-diluted before FAS 123 (revised) option-based compensation, special charges and amortization of intangible assets (1)	$0.50	$0.49	$1.71	$1.44

(1)	We use earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income in evaluating the company’s financial performance. EBITDA, adjusted EBITDA and adjusted net income are not measurements under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets and litigation settlements. We define Adjusted EBITDA as EBITDA before special charges and loss from subleased facilities. These measures may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SPECIAL CHARGES

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Net income	$17,356	$18,301	$42,024	$56,368
Add: Litigation settlements	606	638	187	1,629
Interest expense, net	10,725	4,997	26,830	13,189
Loss on early extinguishment of term loans	—	—	—	1,687
Income tax provision	16,128	13,253	37,141	40,819

Operating income	44,815	37,189	106,182	113,692
Add: Litigation settlements	(606)	(638)	(187)	(1,629)
Depreciation and amortization	3,803	3,052	13,197	11,360
Amortization of other intangible assets	2,865	2,225	11,175	6,534

EBITDA (1)	50,877	41,828	130,367	129,957
Special charges	—	—	22,972	—
Loss from subleased facilities	441	—	441	920

ADJUSTED EBITDA (1)	51,318	41,828	153,780	130,877
FAS 123 (revised) option-based compensation	2,854	—	11,109	—

ADJUSTED EBITDA before FAS 123 (revised) option-based compensation(1)	$54,172	$41,828	$164,889	$130,877

ADJUSTED EBITDA before FAS 123 (revised) option-based compensation(1) as a % of revenues	25.0%	25.2%	23.3%	24.3%

(1)	We use earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income in evaluating the company’s financial performance. EBITDA, adjusted EBITDA and adjusted net income are not measurements under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets and litigation settlements. We define Adjusted EBITDA as EBITDA before special charges and loss from subleased facilities. These measures may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.